EXHIBIT 99.1



                                  CONTACT:   Ronald E. Hale, Jr.
                                             Consolidated Graphics, Inc.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                             Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS TO ACQUIRE PICCARI PRESS
                          OF PHILADELPHIA, PENNSYLVANIA

     Houston, Texas - September 1, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Piccari Press, Inc., a leading commercial printing company serving the Philadelphia area. Piccari provides a full range of printing services, including electronic prepress, up to six-color printing and a complete postpress with mailing and fulfillment capabilities. The management team of Joe Trefaller, President, Carl Piccari, Sr. and Carl Piccari, Jr. will remain with the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Piccari has distinguished itself by focusing on the service and quality issues that are important to their customers. In just 10 years, the company has grown to be one of the leading printing companies in the large Philadelphia market. We are pleased to be able to support the management team of Piccari Press and their dedicated employees as they work to continue this success in the future."

     Joe Trefaller added, "Shared philosophies on what makes printing companies successful led to our decision to join Consolidated Graphics. At Piccari, our success is the product of hard work and a desire to do whatever is necessary to serve our customers. Consolidated Graphics became the industry leader with a similar philosophy and we are pleased to join such an outstanding organization."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $665 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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